UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ING Clarion Real Estate Income Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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ING Clarion Real Estate Income Fund

August 10, 2009

Please vote now to be sure your vote is received in time for the
Adjourned Special Meeting of Shareholders.

Please be advised that the ING Clarion Real Estate Income Fund has adjourned the shareholder meeting reconvened on August 10, 2009 (adjourned from July 23, 2009) because there was not sufficient participation in a vote on the important proposal that affected the Fund. The shareholder meeting will be reconvened on September 14, 2009 at 10:00 a.m. Eastern Time at the offices of ING Clarion Real Estate Securities, L.P., 201 King of Prussia Road, Radnor, Pennsylvania 19087. We have made several attempts to reach shareholders by mail and/or phone in the last few weeks, however our records indicate that we have not received voting instructions for your account(s).

EVERY VOTE COUNTS!

The Fund has made it very easy for you to vote. Choose one of the following methods:

After careful review, the Board of Trustees has unanimously recommended a vote “FOR” the proposal detailed in your proxy statement.

If you have any questions or you would like the assistance of a professional voting specialist to cast your vote, please call the Funds’ proxy solicitor, Broadridge Financial Solutions, Inc., at 866-450-8587.

For your convenience, please use one of the following methods for casting your vote:

1.      By Telephone.
Please call Broadridge toll-free 24 hours a day at the number indicated on your voting card(s).
Enter the control number printed on your proxy card, and follow the recorded instructions.

2.      By Internet.
Visit the web site www.proxyvote.com enter the control number printed on the voting card(s), and follow the on-line instructions to vote.

Voting is very important for your investment and the continued success of the Fund.

 ING 2nd 07/09